Exhibit 10.8

Execution Version

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

made by

TASC PARENT CORPORATION,

as Holdings,

TASC, INC.,

as the Borrower,

and the Subsidiary Guarantors party hereto

in favor of

BARCLAYS BANK PLC,

as Collateral Agent

Dated as of May 23, 2014

6.4	Intellectual Property	16
6.5	Proceeds to be Turned Over To Collateral Agent	17
6.6	Application of Proceeds	17
6.7	Code and Other Remedies	18
6.8	Private Sales	19
6.9	Deficiency	19

SECTION 7. THE COLLATERAL AGENT		19

7.1	Collateral Agent’s Appointment as Attorney in Fact, etc.	19
7.2	Duty of Collateral Agent	21
7.3	Execution of Financing Statements	21
7.4	Authority of Collateral Agent	21

SECTION 8. MISCELLANEOUS		22

8.1	Amendments in Writing	22
8.2	Notices	22
8.3	No Waiver by Course of Conduct; Cumulative Remedies	22
8.4	Enforcement Expenses; Indemnification	22
8.5	Successors and Assigns	22
8.6	Set-Off	22
8.7	Counterparts	23
8.8	Severability	23
8.9	Section Headings	23
8.10	Integration	23
8.11	GOVERNING LAW	23
8.12	Submission To Jurisdiction; Waivers	23
8.13	Acknowledgements	24
8.14	Additional Guarantors and Grantors	24
8.15	Releases	24
8.16	WAIVER OF JURY TRIAL	25
8.17	Intercreditor Agreement; Conflict Provision	25

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SCHEDULES

Schedule 1	Notice Addresses
Schedule 2	Investment Property
Schedule 3	Legal Name, Jurisdictions of Organization and Chief Executive Offices
Schedule 4	Intellectual Property
Schedule 5	Material Government Contracts
Schedule 6	Commercial Tort Claims
Schedule 7	Filings and Other Actions Required to Perfect Security Interests

ANNEXES

Annex I	Assumption Agreement
Annex II	Acknowledgement and Consent
Annex III	Form of Intellectual Property Security Agreements

iii

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT, dated as of May 23, 2014 (this “Agreement”), made by each of the signatories hereto in favor of Barclays Bank PLC, as Collateral Agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation (“Holdings”), TASC, Inc., a Massachusetts corporation (the “Borrower”), the Lenders and Barclays Bank PLC, as Administrative Agent (in such capacity, the “Administrative Agent”) and Collateral Agent.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, the Borrower is a member of an affiliated group of companies that includes each other Grantor;

WHEREAS, the proceeds of the extensions of credit under the Credit Agreement will be used in part to enable the Borrower to make valuable transfers to one or more of the other Grantors in connection with the operation of their respective businesses;

WHEREAS, the Borrower and the other Grantors are engaged in related businesses, and each Grantor will derive substantial direct and indirect benefit from the making of the extensions of credit under the Credit Agreement; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent, the Collateral Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Collateral Agent, for the ratable benefit of the Secured Parties, as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement and the following terms are used herein as defined in the New York UCC: “Accession,” “Account,” “As-Extracted Collateral,” “Certificated Securities,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Document,” “Equipment,” “Farm Products,” “Fixture,” “General Intangible,” “Goods,” “Instrument,” “Inventory,” “Letter-of-Credit Right,” “Securities Account,” “Supporting Obligations,” and “Uncertificated Securities.”

(b) The following terms shall have the following meanings:

“Agreement”: as defined in the Preamble.

“Borrower Cash Management Obligations”: to the extent that the Borrower so agrees in the applicable agreements therefor, the collective reference to all obligations and liabilities of the Borrower and the other Loan Parties (including, to the extent that such agreements so provide, interest accruing at the then applicable rate provided in the Specified Cash Management Arrangement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to any Cash Management Provider, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, any Specified Cash Management Arrangement or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including, to the extent that such agreements so provide, all fees, charges and disbursements of counsel to the relevant Lender or Affiliate thereof that are required to be paid by the Borrower pursuant to the terms of any Specified Cash Management Arrangement).

“Borrower Obligations”: the collective reference to the unpaid principal of and interest on the Loans (including, for the avoidance of doubt, any New Loans), the Reimbursement Obligations and all other obligations and liabilities of the Borrower (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and Reimbursement Obligations and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) to the Administrative Agent, the Collateral Agent or any other Secured Party, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, in each case, which may arise under, out of, or in connection with, the Credit Agreement, this Agreement, the other Loan Documents, any Letter of Credit or any other document made, delivered or given in connection therewith, in each case whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees, charges and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by the Borrower pursuant to the terms of any of the foregoing agreements).

“Collateral”: as defined in Section 3.1.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 6.1 or 6.5.

“Contract”: any agreement, contract, subcontract, purchase order, arrangement, obligation or commitment to which a party is bound.

“Copyright Licenses”: with respect to any Grantor, all United States written license agreements naming such Grantor as licensor or exclusive licensee (including those listed in Schedule 4), granting any right under any Copyright, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell, and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Copyrights”: (i) with respect to any Person, all of such Person’s copyrights arising under the laws of the United States, whether registered or unregistered and whether published or unpublished (including those listed in Schedule 4), all registrations and recordings thereof, and all applications in connection therewith, in each case, owned by such Person in its own name, including all registrations, recordings, supplemental registrations and pending applications in the United States Copyright Office, and (ii) the right to obtain all renewals thereof.

“Deposit Account”: as defined in the Uniform Commercial Code of any applicable jurisdiction and, in any event, including any demand, time, savings, passbook or like account maintained with a depositary institution.

“First Lien Collateral Agent”: Barclays Bank PLC, as Collateral Agent under First Lien Guarantee and Collateral Agreement, together with its successors and assigns in such capacity.

“First Lien Credit Agreement”: the First Lien Credit Agreement, dated as of the date hereof by and among Holdings, the Borrower, the lenders from time to time party thereto and Barclays Bank PLC, as Administrative Agent and Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Guarantee and Collateral Agreement”: the First Lien Guarantee and Collateral Agreement, dated as of the date hereof by and among the Grantors named therein and Barclays Bank PLC, as Collateral Agent, as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“First Lien Loan Documents”: the Loan Documents as defined in the First Lien Credit Agreement.

“Foreign Subsidiary Voting Stock”: the voting Capital Stock of (i) any Foreign Subsidiary that is a Restricted Subsidiary or (ii) any Foreign Subsidiary Holding Company.

“Government Contract”: any Contract to which a Loan Party is a party and a counterparty is a Governmental Authority to the extent such Contract involves the performance of services or delivery of Goods by or on behalf of such Loan Party to such Governmental Authority.

“Grantors”: the collective reference to each signatory hereto (other than the Collateral Agent) together with any other entity that may become a party hereto as provided herein.

“Guarantor Obligations”: with respect to any Guarantor, all obligations and liabilities of such Guarantor which may arise under or in connection with this Agreement (including Section 2) or any other Loan Document to which such Guarantor is a party, in each case whether on account of guarantee obligations, reimbursement obligations, fees, indemnities, costs, expenses or otherwise (including all fees and disbursements of counsel to the Administrative Agent, to the Collateral Agent or to the other Secured Parties that are required to be paid by such Guarantor pursuant to the terms of this Agreement or any other Loan Document) (whether at the stated maturity, by acceleration or otherwise).

“Guarantors”: the collective reference to Holdings and the Subsidiary Guarantors that may become a party hereto as provided herein.

“Intellectual Property”: with respect to any Grantor, the collective reference to such Grantor’s rights, priorities and privileges relating to intellectual property, arising under the laws of the United States, including such Grantor’s Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to Holdings or any of its Subsidiaries.

“Intercreditor Agreement”: the Intercreditor Agreement, substantially in the form of Exhibit F hereto, dated as of the date hereof by and among Barclays Bank PLC, as Initial First Lien Representative and Initial First Lien Collateral Agent for the First Lien Claimholders and Barclays Bank PLC, as Initial Second Lien Representative and Initial Second Lien Collateral Agent for the Second Lien Claimholders, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any Excluded Capital Stock excluded from the definition of “Pledged Stock”) and (ii) whether or not constituting “investment property” as so defined, all Pledged Securities.

“Issuers”: the collective reference to each issuer of a Pledged Security.

“Material Government Contracts”: all Government Contracts listed on Schedule 5, and each Government Contract entered into after the date hereof:

(i) having a duration of one year or greater,

(ii) involving aggregate consideration payable (or expected gross revenue) by the applicable governmental entity to the applicable Loan Party of $2,500,000 or more over the term of the contract, including base period plus priced options; and

(iii) which are not subject to the provisions of Federal Acquisition Regulation 52.232-24 or any successor provision;

provided that “Material Government Contracts” shall not include any contract the existence of which may not be disclosed to the Secured Parties under applicable law, rule or regulations.

“New York UCC”: the Uniform Commercial Code from time to time in effect in the State of New York.

“Obligations”: (i) in the case of the Borrower, the Borrower Obligations and (ii) in the case of each Guarantor, its Guarantor Obligations.

“Patent License”: with respect to any Grantor, all United States written license agreements providing for the grant by or to such Grantor of any exclusive right to manufacture, use or sell any invention covered in whole or in part by a Patent, including any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Patents”: with respect to any Person, all of such Person’s (i) letters patent of the United States, including any of the foregoing referred to in Schedule 4, (ii) applications for letters patent of the United States and all continuations and continuations in part thereof, including any of the foregoing referred to in Schedule 4, and (iii) rights to obtain any reissues or extensions of the foregoing, in each case, owned by such Person in its own name.

“Pledged Notes”: (i) all promissory notes listed on Schedule 2 (as such schedule may be amended or supplemented from time to time), (ii) all Intercompany Notes at any time issued to any Grantor in excess of $2,000,000 (or Intercompany Notes which, in the aggregate, are in excess of $2,000,000) and (iii) all other promissory notes issued to or held by any Grantor in excess of $2,000,000 (other than promissory notes issued in connection with extensions of trade credit by any Grantor in the ordinary course of business).

“Pledged Securities”: the collective reference to the Pledged Notes and the Pledged Stock.

“Pledged Stock”: the collective reference to (i) the shares of Capital Stock listed on Schedule 2 (as such schedule may be amended or supplemented from time to time) and (ii) any other shares, stock certificates, options, interests, management rights or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect other than Excluded Capital Stock; provided that in no event shall (i) more than 65% of the total outstanding Foreign Subsidiary Voting Stock of any Foreign Subsidiary or Foreign Subsidiary Holding Company or (ii) any stock of any Foreign Subsidiary that is not a First Tier Foreign Subsidiary be required to be pledged hereunder.

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for Goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including any Account).

“Securities Act”: the Securities Act of 1933, as amended.

“Trademark License”: with respect to any Grantor, all United States written license agreements providing for the grant by or to such Grantor of any exclusive right to use any Trademark, including any of the foregoing referred to in Schedule 4, subject, in each case, to the terms of such license agreements, and the right to prepare for sale, sell and advertise for sale, all Inventory now or hereafter covered by such licenses.

“Trademarks”: with respect to any Person, all of such Person’s (i) trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and all goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith (except for “intent to use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Section 1(c) or 1(d) of said Act has been filed and accepted), whether in the United States Patent and Trademark Office or in any similar office or agency of the United States or any State thereof, and all United States common-law rights related thereto owned by such Person in its own name, including any of the foregoing referred to in Schedule 4, and (ii) the right to obtain all renewals thereof.

“Unfunded Advances/Participations”: with respect to the Administrative Agent, the aggregate amount, if any (i) made available to the Borrower on the assumption that each Lender has made its portion of the applicable borrowing available to the Administrative Agent as contemplated by Section 2.1 of the Credit Agreement and (ii) with respect to which a corresponding amount shall not in fact have been returned to the Administrative Agent by the Borrower or made available to the Administrative Agent by any such Lender.

“Vehicles”: aircraft and all cars, trucks, trailers, construction and earth moving equipment and other vehicles covered by a certificate of title law of any state.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The terms lease and license shall include sub-lease and sub-license, as applicable.

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

(d) If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.

(e) All references herein to provisions of the New York UCC shall include all successor provisions under any subsequent version or amendment to any Article of the New York UCC.

SECTION 2. GUARANTEE

2.1 Guarantee.

(a) Each of the Guarantors hereby, jointly and severally, unconditionally and irrevocably, guarantees to the Collateral Agent for the ratable benefit of the Administrative Agent, the Collateral Agent, the other Secured Parties and their respective permitted successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Borrower Obligations.

(b) Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable federal and state laws relating to fraudulent conveyances, fraudulent transfers or the insolvency of debtors (after giving effect to the rights of contribution and subrogation established in Section 2.2 and Section 2.3, respectively).

(c) Each Guarantor agrees that the Borrower Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing the guarantee contained in this Section 2 or affecting the rights and remedies of the Administrative Agent, the Collateral Agent or any other Secured Party hereunder.

(d) The guarantee contained in this Section 2 shall remain in full force and effect until all the Borrower Obligations and the obligations of each Guarantor under the guarantee contained in this Section 2 shall have been satisfied by payment in full, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Borrower Obligations, provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

(e) No payment (other than payment in full) made by the Borrower, any of the Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent, the Collateral Agent or any other Secured Party from the Borrower, any of the Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Borrower Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment (other than any payment made by such Guarantor in respect of the Borrower Obligations or any payment received or collected from such Guarantor in respect of the Borrower Obligations), remain liable for the Borrower Obligations up to the maximum liability of such Guarantor hereunder until the Borrower Obligations shall have been paid in full; provided that any Guarantor shall be released from its guarantee contained in this Section 2 as provided in Section 8.15.

2.2 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder (including by way of set-off rights being exercised against it), such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 2.3. The provisions of this Section 2.2 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent, the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Administrative Agent, the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

2.3 No Subrogation. Notwithstanding any payment made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by the Administrative Agent, the Collateral Agent or any other Secured Party, no Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent, the Collateral Agent or any other Secured Party against the Borrower or any other Guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by such Guarantor hereunder, until all amounts owing to the Administrative Agent, the Collateral Agent and the other Secured Parties by the Borrower on account of the Borrower Obligations shall have been paid in full. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of such Borrower Obligations shall not have been paid in full, such amount shall be held by such Guarantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Collateral Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Collateral Agent, if required), to be applied against the Borrower Obligations, whether matured or unmatured, in such order as the Collateral Agent may determine.

2.4 Amendments, etc. with respect to the Borrower Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Guarantor and without notice to or further assent by any Guarantor, any demand for payment of any of the Borrower Obligations made by the Administrative Agent, the Collateral Agent or any other Secured Party may be rescinded by the Administrative Agent, the Collateral Agent or such other Secured Party and any of the Borrower Obligations continued, and the Borrower Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, increased, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent, the Collateral Agent or any other Secured Party, and the Credit Agreement and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent (or the Required Lenders, or all Lenders, or all Lenders directly affected thereby, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of set-off at any time held by the Administrative Agent, the Collateral Agent or any other Secured Party for the payment of the Borrower Obligations may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Borrower Obligations or for the guarantee contained in this Section 2 or any property subject thereto.

2.5 Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Borrower Obligations and notice of or proof of reliance by the Administrative Agent, the Collateral Agent or any other Secured Party upon the guarantee contained in this Section 2 or acceptance of the guarantee contained in this Section 2; the Borrower Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Section 2; and all dealings between the Borrower and any of the Guarantors, on the one hand, with respect to the Loan Documents and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Section 2. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Guarantors with respect to the Borrower Obligations (except any notice required by a non-waivable law or notices otherwise expressly required by the Loan Documents). Each Guarantor understands and agrees that the guarantee of such Guarantor contained in this Section 2 shall be construed as a continuing, absolute and unconditional guarantee of payment and performance without regard to (a) the validity or enforceability of the Credit Agreement or any other Loan Document, any of the Borrower Obligations or any other collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any other Person against the Administrative Agent, the Collateral Agent or any other Secured Party, or (c) any other circumstance whatsoever (other than a defense of payment or performance) (with or without notice to or knowledge of the Borrower or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower from the Borrower Obligations, or of such Guarantor under the guarantee of such Guarantor contained in this Section 2, in bankruptcy or in any other instance. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against any Guarantor, the Administrative Agent, the Collateral Agent or any other Secured Party may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against the Borrower, any other Guarantor or any other Person or against any collateral security or guarantee for the Borrower Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent, the Collateral Agent or any other Secured Party to make any such demand, to pursue such other rights or remedies or to collect any payments from the Borrower, any other Guarantor or any other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of the Borrower, any other Guarantor or any other Person or any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent, the Collateral Agent or any other Secured Party against any Guarantor. For the purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

2.6 Waivers by Guarantor. Each Guarantor hereby waives (a) any right to require any of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Borrower Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person or (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns in favor of the Borrower or any other Person; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Borrower Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Borrower Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and (ii) promptness, diligence and any requirement that any of the Secured Parties and their respective permitted successors, indorsees, transferees and assigns protect, secure, perfect or insure any security interest or lien or any property subject thereto; and (e) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default, notices of any renewal, extension or modification of the Borrower Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 2.1 and any right to consent to any thereof (in each case, except any notice required by a non-waivable Requirement of Law or notices otherwise expressly required by the Loan Documents).

2.7 Reinstatement. The guarantee contained in this Section 2 shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Borrower Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent, the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.8 Payments. Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in Dollars in immediately available funds at the Funding Office.

SECTION 3. GRANT OF SECURITY INTEREST

3.1 Grant of Second Priority Security Interests. Each Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and continuing lien on all of such Grantor’s right, title and interest in and to all personal property of such Grantor including the following property, in each case whether now or hereafter existing or in which such Grantor now has or hereafter acquires any right, title or interest and wherever the same may be located (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by required prepayment, declaration, acceleration or otherwise) of such Grantor’s Obligations:

(a)	all Accounts;

(b)	all Chattel Paper;

(c)	all Deposit Accounts;

(d)	all Commercial Tort Claims now or hereafter described on Schedule 6;

(e)	all Documents (other than title documents with respect to Vehicles);

(f)	all Equipment;

(g)	all Fixtures;

(h)	all General Intangibles;

(i)	all Instruments, including the Pledged Notes;

(j)	all Intellectual Property;

(k)	all Inventory;

(l)	all Investment Property;

(m)	all Letter-of-Credit Rights constituting Supporting Obligations;

(n)	all Receivables;

(o)	all books and records pertaining to the Collateral; and

(p)	to the extent not otherwise included above, all Proceeds, products, Accessions, rents and profits of or in respect of any of the foregoing;

provided, however, that notwithstanding any of the other provisions set forth in this Section 3.1, this Agreement shall not constitute a grant of a security interest in (i) any fee or leasehold interest in real property and any Fixtures relating to any owned or leased real property, (ii) any Vehicles and all Proceeds thereof, (iii) any property to the extent that such grant of a security interest is (A) prohibited by any Requirements of Law of a Governmental Authority, (B) requires a consent not obtained of any Governmental Authority pursuant to such Requirement of Law or (C) prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument, (including any permitted liens, leases and licenses) or other document evidencing or giving rise to such property in each case with any third party, joint venture or non Wholly-Owned Subsidiary and any organizational, shareholder or similar agreements of any non Wholly-Owned Subsidiary or joint venture; except in the case of clauses (A), (B) or (C), to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document or organizational, shareholder or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law, (iv) any Collateral that constitutes Equipment subject to a certificate of title statute, Farm Products and As-Extracted Collateral, (v) Commercial Tort Claims having a value of less than $1,000,000 individually and $2,500,000 in the aggregate, (vi) Letter-of-Credit Rights to the extent not constituting Supporting Obligations, (vii) any Collateral to the extent the granting of such security interest would result in adverse tax consequences as reasonably demonstrated by the Borrower to the reasonable satisfaction of the Administrative Agent, or as to which the Administrative Agent and the Borrower reasonably determine that the burden or cost of obtaining a security interest or perfection thereof is excessive when compared to the benefit to the Secured Parties of the security to be afforded thereby, (viii) cash, (ix) equity interests in and assets of Unrestricted Subsidiaries and Immaterial Subsidiaries, (x) assets of a Foreign Subsidiary or Foreign Subsidiary Holding Company and (xi) equity interests other than Pledged Stock. It is hereby understood and agreed that any Property described in the preceding proviso, and any Property that is otherwise expressly excluded from clauses (a) through (p) above, shall be excluded from the definition of “Collateral.”

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Collateral Agent and the Secured Parties to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrower, each Guarantor and each Grantor hereby represents and warrants to each of the Administrative Agent, the Collateral Agent and each other Secured Party that:

4.1 Representations in Credit Agreement. In the case of each Guarantor, the representations and warranties set forth in Section 4 of the Credit Agreement to the extent they refer to such Guarantor or to the Loan Documents to which such Guarantor is a party, each of which is hereby incorporated herein by reference, are true and correct in all material respects as of the Closing Date (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date), and each of the Administrative Agent, the Collateral Agent and each other Secured Party shall be entitled to rely on each of them as if they were fully set forth herein; provided that each reference in each such representation and warranty to the Borrower’s knowledge shall, for the purposes of this Section 4.1, be deemed to be a reference to such Guarantor’s knowledge.

4.2 Title; No Other Liens. Except as otherwise permitted under Section 7.3 of the Credit Agreement, such Grantor owns or has rights in each item of the Collateral free and clear of any and all Liens. No Grantor has knowledge of any financing statement or other public notice with respect to all or any part of the Collateral that is on file or of record in any public office except as permitted under Section 7.3 of the Credit Agreement. For the avoidance of doubt, it is understood and agreed that any Grantor may, as part of its business, grant licenses to third parties to use Intellectual Property owned, licensed or developed by a Grantor. For purposes of this Agreement and the other Loan Documents, such licensing activity shall not constitute a “Lien” on such Intellectual Property. Each of the Administrative Agent, the Collateral Agent and each other Secured Party understands that any such licenses may be exclusive to the applicable licensees, and such exclusivity provisions may limit the ability of the Administrative Agent to utilize, sell, lease, license or transfer the related Intellectual Property or otherwise realize value from such Intellectual Property pursuant hereto.

4.3 Names; Jurisdiction of Organization; Chief Executive Office. On the date hereof, such Grantor’s full and correct legal name, jurisdiction of organization and identification number from the jurisdiction of organization (if any) are specified on Schedule 3.

4.4 Pledged Securities. On the date hereof, the shares of Pledged Stock pledged by such Grantor hereunder:

(a) with respect to the shares of Pledged Stock issued by the Borrower and any other Restricted Subsidiary, have been duly authorized, validly issued and are fully paid and non-assessable, to the extent such concepts are applicable; and

(b) constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor or, in the case of Foreign Subsidiary Voting Stock, 65% of the outstanding Foreign Subsidiary Voting Stock of each relevant Issuer.

4.5 Intellectual Property.

(a) Schedule 4 lists all material Copyright registrations, Copyright Licenses under which a Grantor is an exclusive licensee, Trademark applications and registrations, Trademark Licenses under which a Grantor is an exclusive licensee, Patent applications and Patents and Patent Licenses under which a Grantor is an exclusive licensee owned by such Grantor in its own name on the date hereof.

(b) Except for any agreements entered into in connection with or otherwise related to the Transaction Documents, Grantor is not the licensor or franchisor of any Copyrights, Patents or Trademarks under any material license or franchise agreement which is not in the ordinary course of such Grantor’s business.

4.6 Material Government Contracts. Schedule 5 lists all Material Government Contracts to which the Borrower or any of its Subsidiaries is a party on the date hereof.

4.7 Special Collateral. Schedule 6 lists all Commercial Tort Claims intended to be subject hereto. As of the date hereof no Grantor owns any Letter-of-Credit Rights for letters of credit constituting Supporting Obligations.

SECTION 5. COVENANTS

Each Guarantor and each Grantor covenants and agrees with the Administrative Agent, the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Obligations shall have been paid in full:

5.1 Covenants in Credit Agreement. In the case of each Guarantor, to the extent applicable, such Guarantor shall take, or shall refrain from taking, as the case may be, each action that is necessary to be taken or not taken, as the case may be, so that no Default or Event of Default is caused by the failure to take such action or to refrain from taking such action by such Guarantor or any of its Subsidiaries.

5.2 Investment Property. (a) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Pledged Securities issued by it and will comply with such terms insofar as such terms are applicable to it and (ii) the terms of Sections 6.3(c) and 6.8 shall apply to it, mutatis mutandis, subject to the terms and provisions of the Intercreditor Agreement, with respect to all actions, that may be required of it pursuant to Section 6.3(c) or 6.8 with respect to the Pledged Securities issued by it.

(b) To the extent that any Pledged Security in an amount in excess of $1,000,000 that is an Uncertificated Security becomes a Certificated Security or if Pledged Securities in an aggregate amount in excess of $1,000,000 become Certificated Securities, the applicable Grantor shall promptly deliver, subject to the terms and provisions of the Intercreditor Agreement, such certificates evidencing such Pledged Securities to the Collateral Agent together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent.

5.3 Material Government Contracts. In the case of each Grantor, such Grantor shall, on each date that the Borrower is required to deliver financial statements pursuant to Section 6.1(a) or (b) of the Credit Agreement, provide the Collateral Agent with written notice of any Material Government

Contracts entered into since the last date financial statements were delivered pursuant to Section 6.1(a) or (b) of the Credit Agreement (or, with respect to the first such date financial statements are delivered pursuant to such Sections, since the date hereof), and upon written request of the Collateral Agent, deliver to the Collateral Agent such documentation reasonably necessary to comply with the Assignment of Claims Act of 1940 with respect to the assignment of the right of payment in respect of such Material Government Contracts.

5.4 Intellectual Property. With respect to any Collateral (whether now owned or hereafter acquired) constituting Intellectual Property registered or applied for in the U.S. Patent and Trademark Office or the U.S. Copyright Office, each Grantor shall execute and deliver a short form agreement substantially in the form of Annex III hereto covering all such U.S. registered and applied for Intellectual Property in appropriate form for recordation with the U.S. Patent and Trademark Office or the U.S. Copyright Office, or other documents as the Collateral Agent may reasonably request to evidence the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interest in such Copyrights, Patents and Trademarks and in the goodwill and general intangibles of such Grantor relating thereto or represented thereby. Each Grantor shall, on each date that the Borrower is required to deliver financial statements pursuant to Section 6.1(a) of the Credit Agreement, provide the Collateral Agent with written notice of any additional Collateral constituting U.S. registered and applied for Intellectual Property acquired since the last date financial statements were delivered pursuant to Section 6.1(a) of the Credit Agreement (or, with respect to the first such date financial statements are delivered pursuant to such Sections, since the date hereof).

5.5 Letter-of-Credit Rights. With respect to any Letter-of-Credit Rights intended to be subject hereto, each Grantor shall, at the request of the Collateral Agent, use commercially reasonable efforts to cause the applicable issuer to consent to the assignment of such Letter-of-Credit Rights to the Collateral Agent, subject to the terms and provisions of the Intercreditor Agreement. Each Grantor shall, on each date that the Borrower is required to deliver financial statements pursuant to Section 6.1(a) of the Credit Agreement, provide the Collateral Agent with written notice of any additional Letter-of-Credit Rights for letters of credit constituting Supporting Obligations acquired since the last date financial statements were delivered pursuant to Section 6.1(a) of the Credit Agreement (or, with respect to the first such date financial statements are delivered pursuant to such Sections, since the date hereof).

5.6 Commercial Tort Claims. With respect to any Commercial Tort Claim intended to be subject hereto, each Grantor shall, on each date that the Borrower is required to deliver financial statements pursuant to Section 6.1(a) of the Credit Agreement, provide the Collateral Agent with written notice of any such Commercial Tort Claims arising since the last date financial statements were delivered pursuant to Section 6.1(a) of the Credit Agreement (or, with respect to the first such date financial statements are delivered pursuant to such Sections, since the date hereof).

5.7 Foreign Law Pledges; Control Agreements. Notwithstanding anything to the contrary contained herein, no Grantor shall be required to take any actions in order to perfect the security interest granted to the Collateral Agent for the ratable benefit of the Administrative Agent, the Collateral Agent and the Lenders (i) under the laws of any jurisdiction outside the United States or (ii) by the execution of account control or similar agreements.

SECTION 6. REMEDIAL PROVISIONS

6.1 Certain Matters Relating to Receivables.

(a) At any time during the continuance of an Event of Default, upon the Collateral Agent’s reasonable request at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others reasonably satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b) If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, subject to the terms and provisions of the Intercreditor Agreement, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Administrative Agent, the Collateral Agent and the other Secured Parties only as provided in Section 6.6 and (ii) until so turned over, shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c) If an Event of Default has occurred and is continuing and at the Collateral Agent’s request, each Grantor shall deliver, subject to the terms and provisions of the Intercreditor Agreement, to the Collateral Agent all documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including all agreements, orders, invoices and shipping receipts.

6.2 Communications with Grantors; Grantors Remain Liable.

(a) Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default under Section 8.1(a) or 8.1(f) of the Credit Agreement, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent, subject to the terms and provisions of the Intercreditor Agreement.

(b) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Administrative Agent, the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Administrative Agent, the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

6.3 Pledged Securities. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent (or, if prior to the Discharge of First Lien Obligations, the First Lien Collateral Agent in accordance with the Intercreditor Agreement) shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 6.3(b), each Grantor shall be permitted to receive all cash dividends and other distributions paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes to the extent permitted in the Credit Agreement, and to exercise all voting and corporate rights with respect to the Pledged Securities.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall give notice of its intent to exercise such rights to the relevant Grantor or Grantors (which notice shall not be required if an Event of Default under Section 8.1(f) of the Credit Agreement shall have occurred and be continuing), (i) the Collateral Agent shall have the right, subject to the terms and provisions of the Intercreditor Agreement, to receive any and all cash dividends, payments or other Proceeds paid in respect of the Pledged Securities and make application thereof to the Obligations in the order set forth in Section 6.6 and (ii) any or all of the Pledged Securities shall be registered in the name of the Collateral Agent or its nominee, subject to the terms and provisions of the Intercreditor Agreement, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Pledged Securities at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Pledged Securities as if it were the absolute owner thereof (including the right to exchange at its discretion any and all of the Pledged Securities upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Pledged Securities, and in connection therewith, the right to deposit and deliver any and all of the Pledged Securities with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may reasonably determine), all without liability (except liabilities resulting from the gross negligence or willful misconduct of the Collateral Agent) except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing unless the Collateral Agent has given notice of its intent to exercise as set forth above.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Securities pledged by such Grantor hereunder to comply with any instruction received by it from the Administrative Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying.

6.4 Intellectual Property.

(i) Solely for the purpose of enabling the Collateral Agent to exercise its rights and remedies under Section 6.7 at such time as the Collateral Agent shall, to the extent permitted by, and subject to the terms of, the Intercreditor Agreement, be lawfully entitled to exercise such rights and remedies, and for no other purpose, each Grantor hereby grants to the Collateral Agent, to the extent such Grantor has the right to do so, subject to pre-existing rights and licenses, a non-exclusive license (exercisable without payment of royalty or other compensation to such Grantor), subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, license or sublicense any of the Intellectual Property constituting Collateral now owned or hereafter acquired by such Grantor, wherever the same may be located, provided that nothing in this Section 6.4 shall require any Grantor to grant any license that is prohibited by any non-waivable Requirement of Law, or is prohibited by, or constitutes a breach or default under or would result in the termination of or give rise to any right of acceleration, modification or cancellation under, any contract, license, agreement, instrument or other document giving rise to a right to use with respect to such property.

(ii) Notwithstanding anything contained herein to the contrary, but subject to the provisions of Section 7.5 of the Credit Agreement that limit the rights of the Grantors to dispose of their property, notwithstanding the foregoing but subject to the Collateral Agent’s exercise of its rights and remedies under Section 6, the Grantors will be permitted to exploit, use, enjoy, protect, license, sublicense, assign, sell, dispose of or take other actions with respect to the Intellectual Property in the ordinary course of the business of the Grantors. In furtherance of the foregoing, so long as no Event of Default shall have occurred and be continuing, the Collateral Agent shall, subject to the terms and provisions of the Intercreditor Agreement, from time to time, upon the request of the respective Grantor, execute and deliver any instruments, certificates or other documents, in the form so requested, that such Grantor shall have certified are appropriate in its judgment to allow it to take any action permitted above (including relinquishment of the license provided pursuant to clause (i) immediately above as to any specific Intellectual Property). Further, upon the payment in full in cash of all of the Obligations or earlier expiration of this Agreement or release of the Collateral, the Collateral Agent shall promptly grant back to the Grantors the license granted pursuant to clause (i) immediately above. The exercise of rights and remedies under Section 6 by the Collateral Agent shall not terminate the rights of the holders of any licenses or sublicenses theretofore granted by the Grantors in accordance with the first sentence of this clause (ii).

6.5 Proceeds to be Turned Over To Collateral Agent. If an Event of Default shall occur and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, all Proceeds received by any Grantor consisting of cash, checks and other near-cash items shall be held by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, promptly upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Administrative Agent, the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all of the Obligations and shall not constitute payment thereof until applied as provided in Section 6.6.

6.6 Application of Proceeds. If an Event of Default shall have occurred and be continuing and the Loans shall have been accelerated pursuant to Section 8 of the Credit Agreement, at any time at the Collateral Agent’s election, the Collateral Agent may apply all or any part of Proceeds constituting Collateral and any proceeds of the guarantee set forth in Section 2, in payment of the Obligations, and shall make any such application in the following order to the extent permitted by and subject to the terms and provisions of the Intercreditor Agreement,:

First, to pay incurred and unpaid reasonable, out-of-pocket fees and expenses of the Agents under the Loan Documents;

Second, to the Collateral Agent, for application by it towards payment in full of all Unfunded Advances/Participations;

Third, to the Collateral Agent, for application by it towards payment of amounts then due and owing and remaining unpaid in respect of the Obligations, pro rata among the Secured Parties according to the amounts of the Obligations then due and owing and remaining unpaid to each of them; and

Fourth, any balance of such Proceeds remaining after the Obligations shall have been paid in full (other than contingent or indemnification obligations not then due) shall be paid over to the Borrower or to whomsoever may be lawfully entitled to receive the same.

6.7 Code and Other Remedies. Subject to the terms and provisions of the Intercreditor Agreement, if an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of itself, the Administrative Agent and the other Secured Parties, may exercise, in addition to all other rights and remedies granted to them in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below or notices otherwise provided in the Loan Documents) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived unless otherwise provided in the Loan Documents), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith, subject to pre-existing rights and licenses, sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent, the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent, the Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption, stay or appraisal in any Grantor, which rights or equities are hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 6.7, after deducting all reasonable costs and expenses of every kind actually incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor or any other Person in accordance with the Intercreditor Agreement. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

6.8 Private Sales. Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

6.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the reasonable fees and disbursements of any attorneys employed by the Collateral Agent to collect such deficiency.

SECTION 7. THE COLLATERAL AGENT

7.1 Collateral Agent’s Appointment as Attorney in Fact, etc. Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent (such appointment being coupled with an interest) and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following, to the extent permitted by, and subject to the terms of, the Intercreditor Agreement, (provided that anything in this Section 7.1(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 7.1(a) unless an Event of Default shall have occurred and be continuing):

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

(ii) in the case of any United States registered or applied for Copyrights, Patents or Trademarks owned by or exclusively licensed to such Grantor in its own name, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers signed by such Grantor as the Collateral Agent may reasonably request to evidence the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ second priority perfected security interest in such registered or applied for Copyrights, Patents and Trademarks and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 6.7 or 6.8, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) subject to pre-existing rights and licenses, assign any Copyright, Patent or Trademark of such Grantor (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its reasonable discretion determine; and (8) subject to pre-existing rights and licenses, generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent reasonably deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may give such Grantor written notice of such failure to perform or comply and if such Grantor fails to perform or comply within three (3) Business Days of receiving such notice (or if the Collateral Agent reasonably determines that irreparable harm to the Collateral or to the security interest of the Collateral Agent hereunder could result prior to the end of such three-Business Day period), then the Collateral Agent may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

7.2 Duty of Collateral Agent. To the extent permitted by law, the Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. None of the Administrative Agent, the Collateral Agent, any other Secured Party or any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Administrative Agent, the Collateral Agent and the other Secured Parties hereunder are solely to protect the Administrative Agent’s, the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Administrative Agent, the Collateral Agent or any other Secured Party to exercise any such powers. The Administrative Agent, the Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct or that of their directors, officers, employees or agents.

7.3 Execution of Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent at any time and from time to time to file or record financing statements (including fixture filings, if any, and amendments) and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property,” “all assets” or any similar phrase in any such financing statements. Each Grantor agrees to provide such information as the Collateral Agent may reasonably request necessary to enable the Collateral Agent to make any such filings promptly following any such request. Notwithstanding anything herein or in any other Loan Document to the contrary, the delivery of control agreements with respect to any Deposit Accounts, Securities Accounts and Commodity Accounts shall not be required.

7.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as among the Administrative Agent, the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Administrative Agent, the Collateral Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 8. MISCELLANEOUS

8.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 10.1 of the Credit Agreement.

8.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be effected in the manner provided for in Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any Guarantor shall be addressed to such Guarantor at its notice address set forth on Schedule 1 or at such other address pursuant to notice given in accordance with Section 10.2 of the Credit Agreement.

8.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Administrative Agent, the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 8.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent, the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent, the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

8.4 Enforcement Expenses; Indemnification. Each Guarantor agrees to pay, and to save the Administrative Agent, the Collateral Agent and the other Secured Parties harmless from, any and all out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement to the extent the Borrower would be required to do so pursuant to Section 10.5 of the Credit Agreement. The agreements in this Section 8.4 shall survive repayment of the Obligations and all other amounts payable under the Credit Agreement and the other Loan Documents.

8.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties and their successors and permitted assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent given in accordance with the Credit Agreement (it being understood that Dispositions permitted under the Credit Agreement shall not be subject to this proviso).

8.6 Set-Off. Each Grantor hereby irrevocably authorizes the Administrative Agent, the Collateral Agent and each other Secured Party at any time and from time to time while an Event of Default shall have occurred and be continuing, without prior notice to such Grantor or any other Grantor, any such notice being expressly waived by each Grantor, to the extent permitted by applicable law, upon any amount becoming due and payable by each Grantor (whether at the stated maturity, by acceleration or otherwise after the expiration of any applicable grace periods) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final but excluding trust accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent, the Collateral Agent or such other Secured Party to or for the credit or the account of such Grantor. Each of the Administrative Agent, the Collateral Agent and each other Secured Party shall notify such Grantor promptly of any such set-off made by it and the application made by it of the proceeds thereof, provided that the failure to give such notice shall not affect the validity of such set-off and application.

8.7 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or electronic (i.e., “pdf”) transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

8.8 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.9 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

8.10 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Administrative Agent, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof.

8.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

8.12 Submission To Jurisdiction; Waivers. Each party hereto hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the Courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Grantor at its address referred to in Section 8.2 or at such other address of which the Collateral Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

8.13 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Administrative Agent, the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Administrative Agent, the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Administrative Agent, the Collateral Agent and the Lenders or among the Grantors and the Administrative Agent, the Collateral Agent and the Lenders.

8.14 Additional Guarantors and Grantors. Each Restricted Subsidiary of the Borrower that is required to become a party to this Agreement pursuant to Section 6.8 of the Credit Agreement shall become a Guarantor and a Grantor for all purposes of this Agreement upon execution and delivery by such Restricted Subsidiary of an Assumption Agreement in the form of Annex I hereto.

8.15 Releases.

(a) At such time as the Loans, the Reimbursement Obligations and the other Obligations shall have been paid in full and the Collateral shall be automatically released from the Liens created hereby, and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Collateral Agent and each Grantor hereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall, subject to the Intercreditor Agreement, revert to the Grantors. Subject to the Intercreditor Agreement, at the request and sole expense of any Grantor following any such termination, the Collateral Agent shall deliver to such Grantor any Collateral held by the Collateral Agent hereunder, and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b) Subject to the Intercreditor Agreement, if any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a transaction permitted by the Credit Agreement, then the Lien granted under this Agreement on such Collateral shall be automatically released, and the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably requested, necessary or desirable to evidence the release of the Liens created hereby on such Collateral. A Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Guarantor shall be sold, transferred or otherwise disposed of in a transaction permitted by the Credit Agreement, or upon the designation of such Guarantor as an Unrestricted Subsidiary as permitted under the Credit Agreement, and the Collateral Agent, at the request and sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable to evidence the release of such obligations. All releases or other documents delivered by the Collateral Agent pursuant to this Section 8.15(b) shall be without recourse to, or warranty by, the Collateral Agent.

(c) Liens on Collateral created hereunder shall be released and obligations of Guarantors and Grantors hereunder shall terminate as set forth in Section 10.15 of the Credit Agreement.

8.16 WAIVER OF JURY TRIAL. EACH GRANTOR AND, BY ACCEPTANCE OF THE BENEFITS HEREOF, EACH OF THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT AND EACH OTHER SECURED PARTY, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

8.17 Intercreditor Agreement; Conflict Provision. (a) Notwithstanding anything to the contrary contained herein, the Lien and security interest granted to the Collateral Agent for the benefit of the Secured Parties and the exercise of any right or remedy of the Collateral Agent or the Administrative Agent hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor Agreement that relates solely to the rights or obligations of, or relationship between, the First Lien Claimholders (as such term is defined in the Intercreditor Agreement) and the Second Lien Claimholders (as such term is defined in the Intercreditor Agreement), the provisions of the Intercreditor Agreement shall control.

(b) Notwithstanding anything herein to the contrary, for so long as a Discharge of First Lien Obligations as defined in the Intercreditor Agreement shall not have occurred and the First Lien Loan Documents shall require the delivery of possession or control to the First Lien Collateral Agent of Collateral, any covenant hereunder requiring (or any representation or warranty hereunder to the extent that it would have the effect of requiring) the delivery of possession or control to the Administrative Agent of Collateral shall be deemed to have been satisfied (or, in the case of any representation and warranty, shall be deemed to be true) if, prior to the Discharge of First Lien Obligations, such possession or control shall have been delivered to the First Lien Collateral Agent, as provided in the Intercreditor Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF , each of the undersigned has caused this Guarantee and Collateral Agreement to be duly executed and delivered as of the date first above written.

TASC PARENT CORPORATION, as Grantor and Guarantor

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	Senior Vice President & Chief Financial Officer

TASC, INC., as Grantor

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	Senior Vice President & Chief Financial Officer

TASC SERVICES CORPORATION, as Grantor and Grantor

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	Senior Vice President & Chief Financial Officer

SUPPORT SERVICES ORGANIZATION, LLC, as Guarantor and Grantor

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	President

TASC, INC.

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

TEXELTEK, LLC,
as Guarantor and Grantor

By:	/s/ Wayne Rehberger
	Name:	Wayne Rehberger
	Title:	President

TASC, INC.

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

BARCLAYS BANK PLC,
as Collateral agent

By:	/s/ Craig J. Malloy
	Name:	Craig J. Malloy
	Title:	Director

TASC, INC.

SECOND LIEN GUARANTEE AND COLLATERAL AGREEMENT

Schedule 1

NOTICE ADDRESSES OF GUARANTORS

Guarantor	Address for Notices
TASC Services Corporation	c/o TASC, Inc.
4801 Stonecroft Blvd.,
Chantilly, VA 20151

With copies to:
General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
and
Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
TASC Parent Corporation	c/o General Atlantic Service Company, LLC
3 Pickwick Plaza
Greenwich, CT 06830
and
c/o Kohlberg Kravis Roberts & Co. L.P.
9 West 57th Street, Suite 4200
New York, NY 10019
Support Services Organization, LLC	4801 Stonecroft Blvd.,
Chantilly, VA 20151
TexelTek, LLC	4801 Stonecroft Blvd.,
Chantilly, VA 20151
`

Schedule 2

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Issuer	Number of Certificate	Registered Owners	Number and Class of Equity Interest	Percentage of Equity Interests
TASC, Inc.	5	TASC Parent Corporation	1,000 shares, par $0.10	100%
TASC Services Corporation	1	TASC, Inc.	1,000 shares, par $0.01	100%
Support Services Organization, LLC	N/A	TASC, Inc.	N/A	100%
TexelTek, LLC	N/A	TASC, Inc.	N/A	100%
Global Emergency Management, LLC	N/A	TASC, Inc.	N/A	27.5%

Pledged Notes:

None.

Schedule 3

LEGAL NAME, LOCATION OF JURISDICTION OF ORGANIZATION

AND CHIEF EXECUTIVE OFFICE

Grantor	Jurisdiction of Organization	Chief Executive Office	Organizational Identification Number

TASC, Inc.	Massachusetts	4801 Stonecroft Blvd., Chantilly, VA 20151	042393618

TASC Services Corporation	Delaware	4801 Stonecroft Blvd., Chantilly, VA 20151	2488246

TASC Parent Corporation	Delaware	c/o General Atlantic Service Company, LLC 3 Pickwick Plaza Greenwich, CT 06830	4740461

Support Services Organization, LLC	Delaware	4801 Stonecroft Blvd., Chantilly, VA 20151	5208839

TexelTek, LLC	Delaware	308 Sentinel Drive #500 Annapolis Junction, MD 20701	3261380

Schedule 4

COPYRIGHTS AND COPYRIGHT LICENSES

Title		Registration Number	Registration Date	Owner

1.	Internal validation summary statistics	TXu000534171	7/6/1992	TASC, Inc.

2.	Lodestar : coincident peak analysis program	TXu000529370	7/6/1992	TASC, Inc.

3.	LODESTAR cost of service	TXu000528190	7/6/1992	TASC, Inc.

4.	LODESTAR domains ratio	TXu000528167	7/8/1992	TASC, Inc.

5.	LODESTAR graphics	TXu000527884	7/6/1992	TASC, Inc.

6.	LODESTAR : individual customer analysis	TXu000527530	7/6/1992	TASC, Inc.

7.	Lodestar late cut reporter	TXu000529502	7/6/1992	TASC, Inc.

8.	LODEstar PC/interface	TXu000533911	7/2/1992	TASC, Inc.

9.	Lodestar ratio analysis program	TXu000547932	7/2/1992	TASC, Inc.

10.	Lodestar sampling	TXu000527097	7/6/1992	TASC, Inc.

11.	LODESTAR solid state validation package	TXu000528191	7/6/1992	TASC, Inc.

12.	LODESTAR substation analysis package	TXu000533985	7/2/1992	TASC, Inc.

13.	LODESTAR tool kit	TXu000528030	7/2/1992	TASC, Inc.

14.	LODESTAR totalizing reporter	TXu000533986	7/6/1992	TASC, Inc.

15.	LODESTAR version 5	TXu000534366 6/29/1992	6/29/1992	TASC, Inc.

16.	TASC QNET	TX0003106842	6/3/1991	TASC, Inc.

17.	Tasc, Inc., AIDS brief risk intervention (B R I)	TXu000331894	7/18/1988	TASC, Inc.

18.	Tasc Quickview version 1.1	TXu000726051	2/26/1996	TASC, Inc.

PATENTS AND PATENT LICENSES

Country	Patent Title	Application Number Application Date	Registration Number Grant Date	Status	Owner
U.S.	SYSTEM AND METHOD OF REGISTRATION OF THREE-DIMENSIONAL DATA SETS INCLUDING ANATOMICAL BODY DATA	08299378 9/1/1994	5531520 7/2/1996	ISSUED	Jointly owned by TASC, Inc. And The Brigham & Women’s Hospital, Inc.
U.S.	SYSTEM AND METHOD OF REGISTRATION OF THREE-DIMENSIONAL DATA SETS	08521018 8/30/1995	5999840 12/7/1999	ISSUED	Jointly owned by TASC, Inc. And The Brigham & Women’s Hospital, Inc.
U.S.	APPARATUS AND METHOD FOR PROVIDING PROGRAM PROTECTION ENGINEERING, SECURITY MANAGEMENT, AND REPORT PREPARATION FOR SENSITIVE AND CLASSIFIED PROJECTS	11347285 2/6/2006	7865388 1/4/2011	ISSUED	TASC, Inc.
U.S.	APPARATUS AND METHOD FOR PROVIDING FLIGHT OPERATIONS INTEGRATED PLANNING AND ANALYSIS TOOLS	11220744 9/8/2005	7558654 7/7/2009	ISSUED EXPIRED For failure to pay maintenance fees 8/5/2013	TASC, Inc.

TRADEMARKS AND TRADEMARK LICENSES

Trademark/Image if any		Application Number Application Date	Registration Number Registration Date	Status	Owner
A.	TASC	73223006 7/12/1979	1172637 10/6/1981	REGISTERED RENEWED	TASC, Inc.
B.	ASSURENET	85975933 6/17/2010	4115094 3/20/2012	REGISTERED	TASC, Inc.
C.	TASC	85207204 12/29/2010	4220167 10/9/2012	REGISTERED	TASC, Inc.
D.	TASC	85206406 12/28/2010	4220166 10/9/2012	REGISTERED	TASC, Inc.

Trademark/Image if any		Application Number Application Date	Registration Number Registration Date	Status	Owner
E.	TASC	85197087 12/14/2010	4354368 6/18/2013	REGISTERED	TASC, Inc.
F.	TERANET	85084378 7/14/2010	4289442 2/12/2013	REGISTERED	TASC, Inc.
G.	CYBERWARRIOR	77969427 3/26/2010	4430401 11/12/2013	REGISTERED	TASC, Inc.

DOMAIN NAME REGISTRATIONS

Domain Name	Expiry Date
smartapplied.com	8/22/18
smartapplied.net	8/22/18
smartapplied.org	8/22/18
tasc-texeltek.com	5/26/16
tasc.com	9/17/ 2111
tasccareers.com	7/23/15
tascinsightapplied.com	9/11/17
tascinsightapplied.info	4/3/15
tascinsightapplied.net	8/22/18
tascinsightapplied.org	8/22/18
tascjobs.com	7/23/15
tasctexeltek.com	5/26/16
tascwebapps.com	1/3/19
texeltek-tasc.com	5/26/16
texeltektasc.com	5/26/16

Schedule 5

MATERIAL GOVERNMENT CONTRACTS

Note: “Contract type” indicates the predominant payment structure under the contract.

Legend:

CPAF:	Cost-plus, award fee
CPFF:	Cost-plus, fixed fee
FFP:	Firm fixed price
FPAF:	Fixed price, award fee
LOE:	Fixed price, level of effort (usually hours over time)
TM:	Time and material
T&M-AF:	Time and material, award fee
MULTI:	Used where several of the above are applicable and no predominant contract type could readily be identified.

Month End April - Material Contracts

Level 1 Contracts

Contract POP End => 2.1.14

Contract Value (base + unexercised opts) >$2.5M

Count	Internal Contract Number
1	11396
2	10077
3	10363
4	10222
5	10739
6	10494
7	10097
8	11358
9	10354
10	10299
11	10620
12	12142
13	10389
14	11616
15	10073
16	10424
17	10183
18	11166
19	10480
20	10546
21	11079
22	10438
23	10711
24	10118
25	11038
26	10901
27	10773
28	10429
29	10395
30	10387
31	10065
32	10847
33	10274
34	11141
35	10731
36	10261
37	10521
38	11384
39	10542
40	10634
41	10331
42	10000
43	10836
44	10895
45	10797
46	10305
47	10361
48	10229
49	10540
50	80005
51	10545
52	10735
53	10241
54	10121
55	10378
56	10093
57	11258
58	10298
59	10127
60	10342
61	11891
62	10352
63	11344
64	11442
65	10196
66	11101
67	10627
68	10852
69	10209
70	10394
71	10233
72	10637
73	10813
74	10526
75	11436
76	10226
77	10154

Month End April - Material Contracts

Level 1 Contracts

Contract POP End => 2.1.14

Contract Value (base + unexercised opts) >$2.5M

Count	Internal Contract Number
78	10784
79	10900
80	10826
81	12026
82	11217
83	10242
84	10435
85	10376
86	10715
87	10372
88	10034
89	10218
90	11465
91	12224
92	10848
93	10961
94	12218
95	11291
96	10541
97	10095
98	10413
99	10277
100	10129
101	10780
102	10534
103	10795
104	10019
105	12145
106	11905
107	10317
108	10619
109	10432
110	10396
111	10078
112	11479
113	10824
114	10081
115	10626
116	10519
117	11143
118	10240
119	11381
120	10639
121	10359
122	10016
123	10712
124	10805
125	10556
126	10320
127	10155
128	11021
129	10801
130	10962
131	10415
132	10734
133	11829
134	10575
135	10370
136	10493
137	10212
138	10500
139	10905
140	10061
141	10698
142	10200
143	10278
144	80001
145	11271
146	10465
147	10590
148	10904
149	10079
150	12222
151	10835
152	11464
153	10899
154	10080

Month End April - Material Contracts

Level 1 Contracts

Contract POP End => 2.1.14

Contract Value (base + unexercised opts) >$2.5M

Count	Internal Contract Number
155	10245
156	10707
157	10221
158	11114
159	10866
160	10647

Schedule 6

COMMERCIAL TORT CLAIMS

Grantor	Commercial Tort Claims

TASC, Inc.	None

TASC Services Corporation	None

TASC Parent Corporation	None

Support Services Organization, LLC	None

TexelTek, LLC	None

Schedule 7

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Office of the Secretary of State of Delaware:

TASC Services Corporation; TASC Parent Corporation; Support Services Organization, LLC;

TexelTek, LLC

Office of the Secretary of the Commonwealth of Massachusetts:

TASC, Inc.

Other Actions

Patent Security Agreement to be filed with the United States Patent and Trademark Office.

Trademark Security Agreement to be filed with the United States Patent and Trademark Office.

Copyright Security Agreement to be filed with the United States Copyright Office.

Deliver the Pledged Securities listed on Schedule 2 to the Collateral Agent, together with stock powers or indorsements thereof reasonably satisfactory to the Collateral Agent.

Annex I to

Second Lien Guarantee and Collateral Agreement

ASSUMPTION AGREEMENT, dated as of                  , 20    , made by                      (the “Additional Grantor”), in favor of Barclays Bank PLC, as collateral agent (in such capacity, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) parties to the Credit Agreement referred to below. All capitalized terms not defined herein shall have the meaning ascribed to them in such Credit Agreement.

W I T N E S S E T H :

WHEREAS, TASC Parent Corporation, a Delaware corporation (“Holdings”), TASC, Inc., a Massachusetts corporation (“TASC” or the “Borrower”), the several banks and other financial institutions or entities from time to time parties to the Credit Agreement (the “Lenders”) and Barclays Bank PLC, as Collateral Agent (in such capacity, the “Collateral Agent”) and Administrative Agent have entered into that certain Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”);

WHEREAS, in connection with the Credit Agreement, the Borrower (as such term is defined in the Guarantee and Collateral Agreement) and certain of its Affiliates (other than the Additional Grantor) have entered into the Second Lien Guarantee and Collateral Agreement, dated as of May 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Guarantee and Collateral Agreement”) in favor of the Collateral Agent for the benefit of the Administrative Agent, the Collateral Agent and the other Secured Parties;

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Guarantee and Collateral Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Guarantee and Collateral Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Guarantee and Collateral Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 8.14 of the Guarantee and Collateral Agreement, hereby becomes a party to the Guarantee and Collateral Agreement as a Guarantor and a Grantor thereunder with the same force and effect as if originally named therein as a Guarantor and a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Guarantor and a Grantor thereunder. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Guarantee and Collateral Agreement. The Additional Grantor hereby represents and warrants, to the extent applicable, that each of the representations and warranties contained in Section 4 of the Guarantee and Collateral Agreement is true and correct on and as of the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. GOVERNING LAW. THIS ASSUMPTION AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR],
as Grantor and Guarantor

By:
Name:
Title:

2

Annex I-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

Supplement to Schedule 6

Supplement to Schedule 7

Annex II to

Second Lien Guarantee and Collateral Agreement

ACKNOWLEDGMENT AND CONSENT

The undersigned hereby acknowledges receipt of a copy of the Second Lien Guarantee and Collateral Agreement dated as of May 23, 2014 (the “Agreement”), made by the Grantors parties thereto for the benefit of Barclays Bank PLC, as Collateral Agent. The undersigned agrees for the benefit of the Administrative Agent, the Collateral Agent and the Lenders as follows:

1. The undersigned will be bound by the terms of the Agreement and will comply with such terms insofar as such terms are applicable to the undersigned.

2. The terms of Sections 6.1(c) and 6.7 of the Agreement shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 6.3(c) or 6.8 of the Agreement.

[NAME OF ISSUER]

By:
Name:
Title:

Address for Notices:

Fax:

Annex III to

Second Lien Guarantee and Collateral Agreement

FORM OF IP SECURITY AGREEMENTS

GRANT OF SECURITY INTEREST IN [TRADEMARK / PATENT/COPYRIGHT] RIGHTS

This SECOND LIEN GRANT OF SECURITY INTEREST IN [TRADEMARK / PATENT / COPYRIGHT] RIGHTS, dated as of             , 20[    ] (as amended, supplemented or otherwise modified from time to time, the “Agreement”), is made by                      (the “Grantor”) in favor of Barclays Bank PLC, as collateral agent (in such capacity and together with its successors, the “Collateral Agent”) for the banks and other financial institutions or entities (the “Lenders”) from time to time parties to the Second Lien Credit Agreement, dated as of May 23, 2014 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TASC Parent Corporation, a Delaware corporation, TASC, Inc., a Massachusetts corporation, the Lenders party thereto and Barclays Bank PLC, as administrative agent and Collateral Agent.

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantor shall have executed and delivered that certain Second Lien Guarantee and Collateral Agreement, dated as of May 23, 2014, in favor of the Collateral Agent (as amended, supplemented, replaced or otherwise modified from time to time, the “Collateral Agreement”); and

WHEREAS, under the terms of the Collateral Agreement, the Grantor has granted to the Collateral Agent a security interest in all Intellectual Property of the Grantor, including the [Trademarks / Patents / Copyrights], and has agreed as a condition thereof to execute this Agreement for recording with the [United States Patent and Trademark Office / United States Copyright Office].

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor agrees as follows:

SECTION 1. Defined Terms. All capitalized terms used but not otherwise defined herein have the meanings given to them in the Collateral Agreement, and, if not therein defined, in the Credit Agreement.

SECTION 2. Grant of Security. The Grantor hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest in and to all of such Grantor’s right, title and interest in and to the [Trademarks / Patents / Copyrights] (including, without limitation, those items listed on Schedule A hereto), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of such Grantor’s Obligations.

SECTION 3. Recordation. The Grantor authorizes and requests that the [Register of Copyrights / Commissioner of Patents and Trademarks] record this Agreement.

SECTION 4. Execution in Counterparts. This Agreement may be executed in any number of counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

SECTION 5. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York without regard to principles of conflicts of laws that would result in the application of any law other than the law of the State of New York.

SECTION 6. Conflict Provision. This Agreement has been entered into in conjunction with the provisions of the Collateral Agreement and the Credit Agreement. The rights and remedies of each party hereto with respect to the security interest granted herein are without prejudice to those set forth in the Collateral Agreement and the Credit Agreement, all terms and provisions of which are incorporated herein by reference. In the event that any provisions of this Agreement are in conflict with the Collateral Agreement or the Credit Agreement, the provisions of the Collateral Agreement or the Credit Agreement shall govern.

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

[Grantor]

By:
Name:
Title:

BARCLAYS BANK PLC,
as Collateral Agent

By:
Name:
Title:

Schedule A

U.S. [Patent/Trademark/Copyright] Registrations and Applications

[Patent / Trademark / Copyright]	Application No. / Registration No.